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                                                                   EXHIBIT 10.31

FILM ROMAN, INC.


VIA TELEFAX


June 6, 1995


Walter Calmette
1811 Colina Drive
Glendale, California 91208

Re:  "FELIX THE CAT"/Letter Agreement

Dear Walter:

Below is a list of points which, when Phil and Don both sign the bottom of this letter will indicate that we have agreed to these in clarification of the production and distribution deal signed on November 9, 1993.

1. It is agreed that the going-in direct budget per episode for the first year of the series is $445,000. This includes the Executive Producer fees to Don Oriolo and Film Roman.

2. FRI will be entitled to recoup from its worldwide gross receipts from distribution of the series production costs that include direct costs and an overhead allowance in the amount of ten percent of the direct production cost, except that the ten percent shall not be calculated on the Executive Producer fees.

3. Film Roman shall receive as a fee for its services, including fees and commissions to any sub-agents or Neil Court, ten percent from any of its worldwide gross receipts from expolitation of the series audiovisual rights in any media. Film Roman will not, however, take a fee on domestic television.

     This ten percent fee will apply only to the first round of sales (i.e., initial license in each territory).

     For any re-licenses of the same episode, Film Roman's fee will be reduced from ten percent to a fee of seven percent.

     In the case of home video, the ten percent fee would apply to receipts from the initial license of any episodes. The re-license of those episodes will be done for a seven percent fee.

4.   Film Roman will be entitled to recoup its out-of-pocket

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To:  Walter Calmette                                       June 6, 1995
Re:  "FELIX THE CAT"/Letter Agreement                       Page 2 of 3

     distribution expenses from its worldwide gross receipts from distribution of the series, with a cap of ten percent of these receipts. Recoupment of these distribution expenses, to the extent that they exceed the ten percent cap, would require the prior written approval of FTCC. In addition, the costs of preparing the French language dubs shall not be included within this ten percent cap. It is estimated that this will cost approximately $6,000 per episode - but in any event will be capped at $7,000 per episode.

5. Don Oriolo's executive producer fee shall be increased by $5,000 per episode making his per episode executive producer fee $20,000. In addition, Film Roman will also receive a total executive producer fee of $5,000 per episode as part of the budget. Oriolo's payments shall be made following the same payment schedule as previously agreed upon.

6. After Film Roman has recouped production costs (including the ten percent overhead), the out-of-pocket distribution expenses as stated in item 4, and the fees as stated in item 3, the remaining money will be split seventy percent to Film Roman and thirty percent to FTCC.

7. FTCC agrees to subsidize forty percent of the gross licensing and merchandising revenue allocated and paid to CBS' "ten percent" share of such revenue. FRI will subsidize twenty percent. FTCC will give best reasonable efforts to cause Determined or its successors to subsidize the remaining forty percent of this "ten percent" CBS share, out of Determined's overall licensing revenue. FTCC also agrees that CBS' fifteen percent is a third party audiovisual net profit participation which will be deducted "off the top", before the 70/30 split. FTCC will have meaningful and significant consultation over CBS' net profit definition. FTCC will also give good faith consideration, without any commitment or obligation, to treat the profit participation of Tim Berglund and RTVE as "off the top".

If this information correctly states FTCC's understanding, please have Don sign where indicated below and then we can file this away and get on with the business of making a successful franchise.

Best regards,


/s/ Bill Schultz
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Bill Schultz
Executive Vice President

BS:ap

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To:  Walter Calmette                                       June 6, 1995
Re:  "FELIX THE CAT"/Letter Agreement                       Page 3 of 3


AGREED AND ACCEPTED                 AGREED AND ACCEPTED


By:/s/ Don Oriolo                       By:/s/ Phil Roman
   ----------------------                  ---------------------
   Don Oriolo, President                  Phil Roman, President
   FELIX THE CAT CORPORATION              FILM ROMAN, INC.


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